Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

    This Separation Agreement and Release (“Agreement”) by and between Equity Commonwealth, a Maryland real estate investment trust (“EQC”), Equity Commonwealth Management LLC, a Delaware limited liability company and indirect subsidiary of EQC (“Equity Management” and, together with EQC and its past and present subsidiaries and affiliates, the “Company”), and Adam Markman (hereafter, “you” or “your” or “Employee”) is entered into as of March 1, 2021 (the “Effective Date”). The Company and you are jointly referred to herein as the “Parties.”

WITNESSETH

WHEREAS, prior to the execution of this Agreement, you have been employed by the Company;
WHEREAS, you and the Company mutually agree that your employment with the Company will terminate effective as of the Separation Date (as defined below); and
WHEREAS, in light of the termination of your employment relationship with the Company as of the Separation Date, you and the Company desire to fully and finally resolve all matters between the Parties;
WHEREAS, the Board of Trustees (the “Board”) of the Company has approved the payment of the compensation and benefits set forth in this Agreement, subject to the terms of this Agreement.

AGREEMENT
NOW, THEREFORE, in consideration of the respective agreements of the Parties contained herein and other good and valuation consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:
1.Separation Date. Your employment with the Company shall end at the close of business on March 31, 2021 (the “Separation Date”). You agree to continue to use your reasonable best efforts in the performance of your services on behalf of the Company through the Separation Date. Your usual base salary and benefits entitlements will continue from the Effective Date through the Separation Date, and shall cease on the Separation Date, except to the extent provided in Section 2 of this Agreement. The Parties further agree that effective as of the Separation Date, you (i) will cease to serve in any positions as an officer of the Company or any of its subsidiaries or affiliates, and (ii) will no longer be authorized to incur any expenses, obligations or liabilities on behalf of the Company unless approved in advance by the Company’s Chief Executive Officer. You agree to promptly execute any writings as are requested by the Company or any of its subsidiaries or affiliates to effectuate the foregoing at any time following the Separation Date.

2.    Separation Payments.

(a)In connection with the termination of your employment relationship with the Company, the Company will pay to you all amounts that have accrued to your benefit through the Separation Date but have not been paid as of the Separation Date, including: (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by you on behalf of the Company during the period ending on the Separation Date, (iii) vacation and sick leave pay (to the extent provided by Company policy or applicable law), with all amounts owed to you under each of (i), (ii) and (iii) payable in a cash lump sum no later than the Company’s first regularly scheduled payroll date after the Separation Date, (iv) any amounts that are vested benefits or that you are otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the Separation Date, payable in accordance with such plan, policy, practice or program, contract or agreement, and (v) any other amounts or benefits required to be paid by law (items (i) - (v), collectively, “Accrued Compensation”)).

(b)In addition to the Accrued Compensation, as consideration for you entering into this Agreement, the Company has agreed to pay you certain compensation and benefits that you otherwise would not be entitled to receive. You hereby acknowledge that payments and benefits set forth in this Section 2(b) constitutes discretionary payments in connection with the separation of your employment relationship with the Company. Specifically, the Company will pay or provide to you the following compensation and benefits, subject to Section 3 hereof:

(i)An amount equal to your pro rata 2020 annual incentive award provided under the Company’s Short-Term Annual Incentive Program, in the amount approved by the Compensation Committee of the Board (the “Compensation Committee”) on or about January 25, 2021 (the “2020 Annual Incentive Award”), for service rendered in 2021, calculated as follows: your 2020 Annual Incentive Award of $410,176, multiplied by a fraction, the numerator of which is the number of days in 2021 through the Separation Date and the denominator of which is 365.
(ii)An amount equal to three (3) times the sum of (x) your annual base salary of $566,500, and (y) $585,955, which is the average of: (i) your 2020 annual cash bonus award of $410,176, and (ii) your 2019 annual cash bonus award of $761,733.
(iii)$50,880, which amount is equal to (x) twenty-four (24) multiplied by (y) the total monthly premium (i.e., both the employer portion and the employee portion of the premium) in effect on the Separation Date for family coverage under the Company’s group health plan less the monthly employee charge for such coverage in effect on the Separation Date.
(iv)All outstanding, unvested restricted stock, restricted stock units, LTIP units and other equity awards held by you that are subject to solely time-based vesting conditions (collectively, the “Time-Based Awards”) shall fully vest as of the Separation Date, subject to Section 3 below; and
(v)All outstanding, unvested restricted stock units, LTIP units and other equity awards held by you that are subject to performance-based vesting conditions

(collectively, the “Performance-Based Awards”) shall remain eligible to become earned based on the actual level of achievement of the applicable performance criteria, as determined by the Compensation Committee at the end of the applicable performance period or, if earlier, as of the date of a Change in Control (as defined below) in which such Performance-Based Awards are not assumed by the acquirer or surviving entity, and the earned portion of such Performance-Based Awards, if any, shall become fully vested as of the date the Compensation Committee determines the achievement of the applicable performance criteria and shall be settled in accordance with the terms of the applicable award agreements, subject to Section 3 below. For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in the Company’s 2015 Omnibus Incentive Plan, as amended, or any successor equity incentive plan.

(c)Payment of the Accrued Compensation will be made as set forth in Section 2(a) above. Payment of the amounts set forth in Section 2(b) above (collectively the “Severance Payments”), unless otherwise expressly indicated, will be made in a lump sum within forty-five (45) days following the Release Effective Date (as defined in Section 3 of this Agreement). An itemized schedule of the estimated amounts constituting the Severance Payments is attached hereto as Exhibit A. The Company shall have the authority and right to withhold an amount sufficient to satisfy federal, state and local taxes required by law to be withheld with respect to any payments or benefits under this Agreement. You will receive a W-2 Form issued to you by the Company for the payment of the Accrued Compensation and Severance Payments, as applicable. Other than as set forth in this Section 2, you acknowledge that no additional compensation is due to you following the Separation Date.

(d)You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment.

3.    Release. As a condition to receiving the Severance Payments hereunder, following the Separation Date, you shall execute a release of claims substantially in the form of the release attached hereto as Exhibit B (the “Release”). On or prior to the Separation Date, the Company shall deliver to you the final Release for you to execute following the Separation Date. You shall forfeit all rights to receive the Severance Payments unless, within 30 (thirty) days following delivery of the Release by the Company to you, you execute and deliver the Release to the Company and such Release has become irrevocable by virtue of the expiration of the revocation period specified therein without the Release having been revoked (the first such date, the “Release Effective Date”).

    4.    Non-Solicitation. For a period of one (1) year immediately following the Separation Date, you agree that, without the prior written consent of the Company, you will not, directly or indirectly, for your benefit or for the benefit of any other person, firm or entity, solicit the employment or services of, or hire or engage, any person who was known to be employed or engaged by the Company as of the Separation Date or who is known to be employed or engaged by the Company during the six (6) month period immediately preceding the Separation Date.

    5.    Non-Disclosure of Proprietary Information.

(a)The Company may have provided and/or may provide you with access to confidential, proprietary, and highly sensitive information relating to the business of the Company, which is a competitive asset of the Company, and which may include, without limitation, data and information: (i) relating to the Company’s business, regardless of whether the data or information constitutes a trade secret; (ii) disclosed to you or of which you became aware of as a consequence of your relationship with the Company or any of its affiliates; (iii) having value to the Company or any of its affiliates; (iv) not generally known to competitors of the Company; and (v) which may include, without limitation, trade secrets, methods of operation, information regarding acquisitions and dispositions, tenant (including prospective tenant) and lease information, shareholder information, financial information and projections, personnel data, information of any third party provided to the Company or any of its affiliates which the Company or any affiliate is obligated to treat as confidential, and similar information. The confidential, proprietary, and highly sensitive information described herein above is referred to as “Proprietary Information.” The Company and you hereby agree that the term Proprietary Information shall include only such information of which you have specific knowledge.

(b)You acknowledge and understand that the term Proprietary Information does not include information or know-how which: (i) has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made without authorization from the Company; (ii) which has otherwise entered the public domain through lawful means, or (iii) is approved for release by written authorization of the Company.

(c)You acknowledge that from time to time the Company may have and/or may disclose Proprietary Information to you in order to enable you to perform your duties for the Company. You recognize and agree that the unauthorized disclosure of Proprietary Information could place the Company at a competitive disadvantage. Consequently, you agree not: (i) to use, at any time, any Proprietary Information for your own benefit or for the benefit of any person, entity, or corporation other than the Company; or (ii) to disclose, directly or indirectly, any Proprietary Information to any person who is not a current trustee or employee of the Company, except in the performance of the duties assigned to you by the Company, at any time before or after the termination of your employment, without the express, written consent of the Company. You further acknowledge and agree not to make copies, except in the performance of the duties assigned to you by the Company, of any Proprietary Information, except as authorized by the Company.

(d)You acknowledge that any and all documents, including documents containing Proprietary Information, furnished by the Company or otherwise acquired or developed by you in connection with your employment or association with the Company (collectively, “Recipient Materials”) shall at all times be the property of the Company. Prior to or on the Separation Date, you shall destroy or return to the Company any Recipient Materials that are in your possession, custody, or control.

(e)Nothing contained herein shall prohibit you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, any Inspector General, or making other disclosures protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.

(f)Notwithstanding anything to the contrary contain herein, the Parties hereto acknowledge that pursuant to 18 USC § 1833(b), you may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, the parties hereto acknowledge that if you sue the Company for retaliation based on the reporting of a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and you do not disclose the trade secret except pursuant to court order.

6.    Return of Company Property. On or before the Separation Date, you shall return to the Company all documents, emails, notes, reports, sketches, plans, books, keys, unpublished memoranda or other documents, and any access card, laptop or other computer, or any other property of the Company or its affiliates in your possession or property created, developed or generated by you or that came into your possession during your employment and which are related to Company’s business, whether containing or relating to confidential information or not.

7.    Breach of Agreement. You understand and agree that if the Company incurs any actual monetary damage caused by either (i) the future discovery of any material misconduct, wrongdoing, or violations of the Company’s policies or directives on your part, or (ii) any other action on your part which constitutes a material breach of this Agreement, you shall forfeit or repay to the Company the amount of such monetary damage in an amount up to eighty percent (80%) of the gross amount of any Severance Payments made to you under this Agreement. Notwithstanding the foregoing, you acknowledge and agree that your sole and exclusive remedy for any claim asserted by you for violation of Section 2 shall be, at most, recovery of the total gross Severance Payments amount referenced in Section 2, and that any claim you make for the Company’s breach of this Agreement will not revive any claims released by you pursuant to the Release. You further acknowledge and agree that your violation of Sections 4-6 of this Agreement will cause immediate and irreparable harm to the Company for which monetary damages constitute an inadequate remedy, and that the Company shall, in addition to other remedies, have the right to institute and maintain a proceeding to compel specific performance of Sections 4-6 (without posting any bond).

8.    Miscellaneous. This Agreement is binding upon and shall inure to the benefit of you and the Company. For purposes of this Agreement, the term “Company” shall include the

Company’s successors and assigns, including a corporation or other entity acquiring all or substantially all the voting securities, assets or business of the Company whether by operation of law or otherwise, and any affiliate of such successors and assigns. By signing this Agreement, the Parties represent that they have read and understand it, that they have discussed it or had the opportunity to discuss it with their respective attorneys, and that they enter into it knowingly and voluntarily. This Agreement shall be governed by the substantive laws of the State of Illinois, without regard to choice of law principals. The terms and provisions of this Agreement shall be deemed separable, so that if any term or provision is deemed to be invalid or unenforceable, such term or provision shall be deemed deleted or modified so as to be valid and enforceable to the full extent permitted by applicable law, and all remaining parts of this Agreement shall remain in full force and effect and shall in no way be invalidated or affected. No addition, modification, amendment or waiver of any part of this Agreement shall be binding or enforceable unless executed in writing by both Parties. You understand that this Agreement fully sets forth all separation benefits you will receive from the Company, and it supersedes any offers or promises of separation benefits, whether oral or written, which may have been made at any time, including, for the avoidance of doubt, that certain Change in Control Agreement by and between you and the Company dated April 24, 2019.

9.    Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by overnight courier addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall include as an addressee the Chief Executive Officer and the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or one business day after mailing if sent by overnight courier.

    10.    Section 409A. The Company intends that the payments and benefits provided under this Agreement shall be exempt from the application of the requirements of Section 409A of the Code as payments pursuant to the “short term deferral” rules set forth in Treas. Reg. 1.409A-1(b)(4), and this Agreement shall be construed in a manner that effectuates this intent. Neither the Company nor its respective trustees, directors, officers, employees or advisers (other than you) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you as a result of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Company may amend this Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of remaining exempt from or complying with the requirements of Section 409A of the Code and the administrative regulations and rulings promulgated thereunder.

11.    Effective Date. This Agreement is effective as of the Effective Date set forth in the recitals to this Agreement and the Release, attached hereto as Exhibit B, will become effective as set forth in the Release.

12.     No admissions. The Parties agree that neither this Agreement nor the consideration given shall be construed as an admission of any wrong doing or liability of any kind by the Parties and that all such wrong doing and/or liability is expressly denied.

    13.    Counterparts and Signature.  This Agreement may be executed electronically and be entered into in one or more counterparts, and a fully executed copy may be used in lieu of the originals for all purposes.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and you have executed this Agreement as of the day and year first above written.

EMPLOYEE	EQUITY COMMONWEALTH AND
EQUITY COMMONWEALTH
MANAGEMENT LLC

Signature:	/s/ Adam Markman	By:	/s/ Orrin S. Shifrin
		Name:	Orrin S. Shifrin
		Title:	EVP, General Counsel & Secretary

EXHIBIT A
Schedule of Estimated Severance Payments
This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed.  The Company will furnish supplementally a copy of the exhibit to the Securities and Exchange Commission or its staff upon request.

Exhibit A - 1

EXHIBIT B
WAIVER AND RELEASE AGREEMENT

This is an important legal document. You are advised to consult with an attorney before signing this Agreement.

THIS WAIVER AND RELEASE AGREEMENT (this “Release”) is entered into as of March 31, 2021 (the “Effective Date”), by Adam Markman (the “Employee”) in consideration of the severance payments and benefits (collectively, the “Severance Payments”) provided to the Employee pursuant to the Separation Agreement and Release by and between Equity Commonwealth and Equity Commonwealth Management LLC on behalf of themselves and their past and present subsidiaries and affiliates (collectively, the “Company”), and the Employee, dated as of March 1, 2021 (the “Separation Agreement”).
1.Waiver and Release. Subject to the last sentence of the first paragraph of this Section 1, the Employee, on his own behalf and on behalf of his heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and each of its affiliates, parents, subsidiaries, successors, and predecessors, and each of their respective directors, trustees, owners, members, shareholders, officers, agents, and employees (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his signing of this Release, concerning his employment or separation from employment with the Company and any services that he provided to the Company. Subject to the last sentence of the first paragraph of this Section 1, this Release includes, but is not limited to, any payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended, and all other employment discrimination laws whatsoever as may be created or amended from time to time); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions), including, but not limited to, the Chicago Human Rights Ordinance, the Cook County Human Rights Ordinance, the Illinois Human Rights Act, as amended, and the Illinois Constitution; and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium. Notwithstanding any other provision of this Release to the contrary, this Release does not encompass, and the Employee does not release, waive or discharge, the obligations of the Company (a) to make the payments and provide the other benefits contemplated by the Separation Agreement, or (b) under any restricted stock agreement, restricted stock unit agreement, LTIP unit agreement or other agreement pertaining to the Employee’s equity ownership, or (c) under any indemnification or
Release - 1

similar agreement with the Employee or indemnification under the Amended and Restated Bylaws or other governing instruments of the Company.
The Employee understands that by signing this Release, he is not waiving any claims or administrative charges which cannot be waived by law. Nothing in this Release shall be construed to prohibit the Employee from commencing or otherwise assisting in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, the Employee waives any right to monetary recovery or individual relief in connection with any such proceeding or should one be pursued on his behalf arising out of or related to his employment with and/or separation from employment with the Company. For the avoidance of doubt, nothing herein prevents the Employee from pursuing a whistleblower claim under applicable law.
The Employee further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Release.
2.Acknowledgements. The Employee is signing this Release knowingly and voluntarily. He acknowledges that:
i.He is hereby advised in writing to consult an attorney before signing this Release;
ii.He has relied solely on his own judgment and/or that of his attorney regarding the consideration for and the terms of this Release and is signing this Release knowingly and voluntarily of his own free will;
iii.He is not entitled to the Severance Payments unless he agrees to and honors the terms of this Release;
iv.He has been given at least twenty-one (21) calendar days to consider this Release, or he expressly waives his right to have at least twenty-one (21) days to consider this Release;
v.He may revoke this Release within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer. He further understands that this Release is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he revokes this Release within the seven (7) day revocation period, he will not receive the Severance Payments;
vi.He has read and understands the Release and further understands that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his signing of this Release that he may have against the Employer; and
Release - 2

vii.No statements made or conduct by the Employer has in any way coerced or unduly influenced him to execute this Release.
a.No Admission of Liability. This Release does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Employee, and the Employer expressly denies that any wrongdoing has occurred.
b.Entire Agreement. There are no other agreements of any nature between the Employer and the Employee with respect to the matters discussed in this Release, except as expressly stated herein, and in signing this Release, the Employee is not relying on any agreements or representations, except those expressly contained in this Release.
c.Execution. It is not necessary that the Employer sign this Release following the Employee’s full and complete execution of it for it to become fully effective and enforceable.
d.Severability. If any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.
e.Governing Law. This Release shall be governed by and construed and enforced in accordance with the substantive laws of the State of Illinois without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Release shall be brought and maintained in a court of competent jurisdiction in Cook County in the State of Illinois.
f.Headings. Section and subsection headings contained in this Release are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Release for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, AND UNDERSTAND IT, AND THAT YOU ARE VOLUNTARILY ENTERING INTO THIS AGREEMENT WITH THE INTENTION OF RELINQUISHING ALL KNOWN AND UNKNOWN CLAIMS AND RIGHTS AS SET FORTH IN THIS AGREEMENT.

EMPLOYEE

Adam Markman

Date

Release - 3